Exhibit 10.1

AGREEMENT BY AND BETWEEN

Hudson Valley Bank, National Association

Yonkers, New York

and

The Comptroller of the Currency

Hudson Valley Bank, National Association, Yonkers, New York (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and the shareholder of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on October 31, 2011.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Joseph J. Donohue

Assistant Deputy Comptroller

Jersey City Field Office

Harborside Financial Center Plaza Five, Suite 1600

Jersey City, New Jersey 07311

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term“affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

ENTERPRISE RISK MANAGEMENT

(1) Within two hundred and seventy (270) days, the Board shall develop, implement, and thereafter ensure Bank adherence to an enterprise risk management program to include, at a minimum, the following:

(a)	identification of existing credit, interest rate, liquidity, operational, compliance, price, strategic, and reputation risks, and a written analysis of those risks;

(b)	action plans and time frames to control risks where exposure is high, particularly with regard to credit risk, which impacts directly on liquidity, compliance, strategic, and reputation risks;

(c)	policies, procedures or standards which limit the degree of risk the Board is willing to incur, consistent with the Bank’s strategic plan and financial condition. This includes analyzing and limiting the risks associated with any new lines of business or growth which the Board undertakes. The procedures shall ensure that strategic direction and risk tolerance are effectively communicated and followed throughout the Bank and shall describe the actions to be taken where noncompliance with risk policies is identified;

(d)	systems to identify, measure and control risks within the Bank. Measurement systems shall provide timely and accurate risk reports by customer, by department or division, and bankwide as appropriate; and

(e)	procedures to ensure that Bank employees have the necessary skills to supervise effectively the current and the new business risks within the Bank, and procedures to describe the actions to be taken to address deficiencies in staff levels and skills.

(f)	The risk management program shall be consistent with OCC Bulletin 2006-46 (dated December 6, 2006).

(2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(3) Within sixty (60) days, the Board shall evaluate and document the need for a corporate risk officer and, if the Board determines to appoint a corporate risk officer, then the Board shall, subject to Paragraph (4) of this Article, within ninety (90) days thereafter, identify and appoint an individual with demonstrated experience and skills in providing overall risk management to implement the Bank’s risk management program. This individual shall report to the Board of Directors of the Bank and shall be independent of other Bank operations.

(4) Prior to the appointment or employment of any individual to this risk management position, the Board shall submit the name and qualifications of the proposed individual to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(5) The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete his/her review and act on any such information or authority within ninety(90) days.

ARTICLE IV

MANAGEMENT STAFFING AND COMPETENCY

(1) Within ninety (90) days, the Board shall ensure that the Bank has sufficient staffing and competent executive officers in place on a full-time basis including but not limited to the Chief Executive Officer; Chief Financial Officer; Chief Credit Officer; and Chief Risk Officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within ninety (90) days, the Board shall review the duties and capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including reassigning duties among existing staff or the need for additions to or deletions from current management.

(3) For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within ninety (90) days assess each of these officers’ duties, experience, other qualifications and performance.

(4) If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within one hundred and twenty (120) days develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank. At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)	a program to improve the effectiveness of the officer;

(c)	objectives by which the officer’s effectiveness will be measured; and

(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5) If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within sixty (60) days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(6) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)	the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)	a written statement of the Board's reasons for selecting the proposed officer; and

(c)	a written description of the proposed officer's duties and responsibilities.

(7) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer. However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

(8) The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

ARTICLE V

CONCENTRATION RISK MANAGEMENT

(1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written concentration risk management program consistent with OCC Bulletin 2006-46. The program shall specifically address the existing commercial real estate (“CRE”) concentration present in the loan portfolio and set an aggregate CRE concentration limit. Prior to adopting the program, the Board shall consider supervisory loan-to-value limits and loans in excess of those limits, as set forth in Appendix A to Subpart D of 12 C.F.R. Part 34. The program shall include, but not necessarily be limited to, the following:

(a)	Ongoing risk assessments to identify existing and potential concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers and the establishment of concentration limits by the Board that are based on a percentage of capital, to identify any concentrations of credit;

(b)	Board and management oversight of concentrations, to include:

(i)	policy guidelines and an overall lending strategy, including actions required when the Bank approaches the limits of its guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Bank's lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by concentrations; and

(iv)	periodic review and approval of risk exposure limits;

(c)	Portfolio management, to include internal lending guidelines and concentration limits that control the Bank's overall risk exposure, and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;

(d)	Management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage concentration risk;

(e)	Periodic market analysis, to provide management and the Board with information to assess whether its lending strategy and policies continue to be appropriate in light of changes in market conditions;

(f)	Credit underwriting standards to include:

(i)	maximum loan amount by type of property;and

(ii)	loan terms;

(iii)	pricing structures;

(iv)	collateral valuation;

(v)	loan-to-value limits by property type;

(vi)	requirements for feasibility studies and sensitivity analysis or stress testing;

(vii)	minimum requirements for initial investment and maintenance of hard equity by the borrower; and

(viii)	minimum standards for borrower net worth, property cash flow, and debt service coverage for the property;

(g) Portfolio stress testing and sensitivity analysis of concentrations and of portfolio segments with common characteristics;

(2) The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit, including the CRE concentration, to the Assistant Deputy Comptroller immediately following the review.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VI

CREDIT RISK

(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank. The program shall include, but not be limited to:

(a)	procedures to strengthen credit underwriting, particularly in the commercial real estate loan portfolio;

(b)	procedures to strengthen management of credit portfolio monitoring processes and to maintain an adequate, qualified staff in all stress testing and global cash flow processes;

(c)	procedures for strengthening collections; and

(d)	an action plan to control CRE loan portfolio growth.

(2) Within thirty (30) days, the Board shall revise the commercial loan policy to require that the Bank’s global cash flow template will be used for all global cash flow analyses performed by the Bank and to require:

(a)	global cash flow analyses of large relationships and guarantors for which global cash flow impacts the borrower’s repayment ability on at least an annual basis, except where specifically excepted in the policy;

(b)	written guidelines for when global cash flow analyses of other lending relationships are not required;and

(c)	written documentation of global cash flow analysis that is conducted during underwriting.

(3) Within thirty (30)days, the Board shall revise the commercial loan policy and construction loan policy to provide a stress testing template and shall set forth when the template shall be used for new and renewed loans. The policy shall include, but not be limited to, the following requirements:

(a)	stress testing is required for all CRE loans and construction loans; and

(b)	all relevant information fields in the template must have accurate and complete entries before the template is submitted for management review.

(4) The Board shall submit a copy of the program and the revisions to the commercial loan policy and construction loan policy to the Assistant Deputy Comptroller.

(5) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

(6) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII

INTERNAL AUDIT

(1) Within one hundred and fifty y(150) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank's operations;

(b)	determine the Bank's level of compliance with all applicable laws, rules and regulations;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)	evaluate the Bank's adherence to established policies and procedures, with particular emphasis directed to the Bank's adherence to its loan policies concerning underwriting standards and problem loan identification and classification;

(e)	adequately cover all areas; and

(f)	establish an annual audit plan using a risk based approach sufficient to achieve these objectives.

(2) As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.

(3) Within thirty (30) days, as part of this audit program, the Board shall define the role and responsibility of the Director of Internal Audit to be employed by the Bank, including the level of independence and authority being vested for the purpose of possessing authority to make meaningful changes to the audit process, and hire a full-time Director of Internal Audit to manage the relationship with any outside firm used and to ensure that workpapers and audit procedures are adequate. The Board shall provide that the Director of Internal Audit will report directly to the audit committee of the Bank. The Board shall ensure that the audit program is independent and that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(4) All audit reports shall be in writing. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.

(5) The audit staff shall have access to any records necessary for the proper conduct of its activities. National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(6) If the Board becomes aware of one or more “material weaknesses” in the “internal control structure and procedures for financial reporting,” and if the weaknesses are not corrected within the quarter identified, the Board must notify the management of the holding company of the Bank of the existence of the “material weaknesses.” For purposes of this Article, “material weaknesses” and “internal control structure and procedures for financial reporting,” have the same meaning as the terms are used in Section 404 of the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 60 (“SAS 60”), respectively.

(7) Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

ARTICLE VIII

CAPITAL PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a)	specific plans for the maintenance of adequate capital that may in no event be less than the capital requirements applicable to the Bank and which must address what actions the Bank will take and when those actions will be taken in the event of deteriorating capital ratios or other strains on the capital levels of the Bank;

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs and the projected capital levels needed by the Bank during scenarios of stress;

(d)	contingency plans that identify alternative methods should the primary source(s) under (c) above not be available; and

(e)	a dividend policy, which may consider the expectations of the holding company of the Bank, that permits the declaration of a dividend only:

(i)	when the Bank is in compliance with its approved capital program; and

(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60.

(2) Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review, update and approve the Bank’s capital program on an annual basis, or more frequently if necessary to address changes in the risk profile of the Bank. Copies of the reviews, updates and approvals shall be submitted to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

Article IX

PROFIT PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank. This plan shall include, at minimum, the following elements:

(a)	identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and

(d)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2) The budgets and related documents required in paragraph (1)(b) above for calendar year 2012 shall be submitted to the Assistant Deputy Comptroller on or before June 30, 2012. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1)(b) above for each year this Agreement remains in effect. The budget for each year shall be submitted on or before November 30, of the preceding year.

(3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE X

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance, including use of impairment analyses. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall focus particular attention on the following factors:

(a)	results of the Bank's external loan review;

(b)	an estimate of inherent loss exposure on each significant credit;

(c)	loan loss experience;

(d)	trends of delinquent and nonaccrual loans;

(e)	concentrations of credit in the Bank;

(f)	present and prospective economic conditions;and

(g)	recurring independent validation of Allowance methodology;

(2) The Board shall require management to support the impairment analysis provided to the Board no less than quarterly which shall include, but not be limited to, the following written information:

(a)	narrative statements identifying the impairment method used, sets forth the basis of collateral values and identifies any troubled debt restructuring that is encompassed within the analysis;

(b)	rationale for not ordering and considering a current appraisal of assets securing a specific credit;

(c)	list of factors considered in determining whether to record allocations and charge-offs.

(3) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance. The program shall provide for the application of accounting treatment on a consistent basis in conformity with generally accepted accounting principles, Section 310-10 of the Accounting Standards Codification of the Financial Accounting Standards Board and OCC Bulletin 2006-47 (dated December 13, 2006).

(4) Within thirty (30) days, the Board shall ensure that the Bank evaluates staffing levels in the asset recovery department of the Bank.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XI

LIQUIDITY RISK MANAGEMENT PROGRAM

(1) Within thirty (30) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. The Board shall ensure that the program makes use of reliable and credible management information systems to manage and monitor liquidity. Such a program must reflect the balance sheet composition and incorporate prudent risk management standards as set forth in OCC Bulletin 2010-13 (dated March 22, 2010), include effective methods to achieve and maintain sufficient liquidity and measure and monitor liquidity risk, to include at a minimum:

(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following;

(i)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(ii)	monitoring the projected impact on reputation, economic and credit conditions in the Bank's market.

(b)	enhancements to existing reporting to the Board and management to show whether the Bank is in compliance with established asset/liability management guidelines, liquidity guidelines, and investment policy guidelines such as funding concentrations and investment portfolio composition;

(c)	the preparation of liquidity contingency reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the quantitative measures and assumptions used in developing the projections. Those measures and assumptions shall be updated to reflect the Bank’s then current balance sheet and strategic initiatives based on guidelines established by the Board. Such reports shall include, at a minimum: (1) all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit; (2) projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and (3) projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(d)	a contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. Based on guidelines established by the Board, the contingency funding plan should regularly reassess current circumstances and the assumptions and scenarios being used, the appropriateness of the assumed severity of result and the structure of the Bank’s balance sheet. The contingency funding plan shall include:

(i)	specific plans detailing how the Bank would comply with restrictions or requirements set forth in 12 U.S.C. §1831 if it were no longer deemed to be well capitalized, including the restrictions against brokered deposits in 12 C.F.R. §337.6, loss of access to borrowing from the Federal Home Loan Bank and other adverse liquidity events;

(ii)	consideration of impacts on liquidity ranging from high probability events with a low negative impact that might be encountered in day-to-day operations to low probability events with a high negative impact that might result because of systemic, market, operational or institution specific events;

(iii)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iv)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.

(2) The Board shall ensure that the management information system used to evaluate liquidity and the contingency funding plan is reviewed under the internal audit program for reasonableness and comprehensiveness during the next review of asset/liability management.

(3) The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Assistant Deputy Comptroller for review.

ARTICLE XII

TRUST ASSET ADMINISTRATION

(1) Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to written policies and procedures for proper pre-acceptance reviews of trust accounts. At a minimum, the policies and procedures shall require documentation of the following aspects of analysis for each account to support the pre-acceptance review required by 12 C.F.R. § 9.6(a):

(a)	risks associated with the type of account;

(b)	type of assets to be included in the account;

(c)	expected activity for the account;

(d)	expected account profitability; and

(e)	sources of customer funds.

(2) Upon adoption, a copy of these policies and procedures for pre-acceptance reviews shall be forwarded to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies developed pursuant to this Article.

ARTICLE XIII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non- compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ JOSEPH J. DONOHUE	April 24, 2012
Joseph J. Donohue Assistant Deputy Comptroller Jersey City Field Office	Date

IN TESTIIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ STEPHEN R. BROWN	April 24, 2012
Stephen R. Brown	Date

/s/ WILLIAM E. GRIFFIN	April 24, 2012
William E. Griffin	Date

/s/ GREGORY F. HOLCOMBE	April 24, 2012
Gregory F. Holcombe	Date

/s/ JAMES J. LANDY	April 24, 2012
James J. Landy	Date

/s/ MICHAEL P. MALONEY	April 24, 2012
Michael P. Maloney	Date

/s/ ANGELO R. MARTINELLI	April 24, 2012
Angelo R. Martinelli	Date

/s/ VINCENT T. PALAIA	April 24, 2012
Vincent T. Palaia	Date

/s/ JOHN A. PRATT JR.	April 24, 2012
John A. Pratt Jr.	Date

/s/ CECILE D. SINGER	April 24, 2012
Cecile D. Singer	Date

/s/ CRAIG S. THOMPSON	April 24, 2012
Craig S. Thompson	Date